Exhibit 99.1

Alico, Inc. Announces Financial Results for the Fourth Quarter and Fiscal Year Ended September 30, 2025

Diversified Land Company Strategy Proceeding as Expected: Company Completes Final Major
Citrus Operations

Development Projects Advance Through Entitlement Process with Corkscrew Grove Decision Expected in 2026

Net loss attributable to Alico, Inc. common stockholders fiscal year ended September 30, 2025 of $147.3 million, Adjusted EBITDA of $22.5 million, Exceeding $20 Million Guidance

Land Sales of $23.8 million, Exceeding $20 Million Guidance

Strong Cash Generation Delivers $38.1 Million Cash and cash equivalents with total debt of $85.5 million, resulting in $47.4 million of Net Debt, Outperforming Balance Sheet Targets

Company Ends Fiscal Year 2025 with Enough Cash to Meet Expected Operating Expenses
Through Fiscal Year 2027

Fort Myers, FL, November 24, 2025 - Alico, Inc. (“Alico” or the “Company,” “we,” “us” or “our”) (Nasdaq: ALCO) today announces financial results for the fourth quarter and fiscal year ended September 30, 2025.

Management Comment

John Kiernan, President and Chief Executive Officer of the Company, stated, “Fiscal year 2025 was a pivotal year in Alico's strategic evolution as we successfully made our transformation from a traditional citrus producer to a diversified land company. Our disciplined execution has positioned us well for the next phase of our transformation. With approximately 25% of our land holdings identified for strategic development opportunities and 75% remaining in diversified agriculture, we've created a balanced platform for both near-term returns and long-term growth. As we enter fiscal 2026, we believe Alico is well-capitalized, strategically focused, and positioned to deliver sustainable value creation for our shareholders. Our goals during the next phase are to optimize the agricultural leasing programs on all of our landholdings in the near term, continuing to maintain rigorous corporate and operational cost controls, and enhancing our properties that have strategic development potential as quickly as possible.

We delivered on the commitments we made to shareholders this year by completing our final major citrus harvest and exceeding our $20 million land sales guidance with $23.8 million in land sales proceeds. Net loss attributable to Alico, Inc. common stockholders was $147.3 million; however we had Adjusted EBITDA of $22.5 million also achieving our $20 million target. We ended the year with $38.1 million in cash and reduced our net debt to $47.4 million, providing us with the financial flexibility to fund operations through fiscal year 2027 while advancing our high-value land development projects.”

Mr. Kiernan continued, “The progress of Corkscrew Grove Villages, with milestones toward regulatory approvals approaching and a final decision expected from Collier County in 2026, demonstrates the significant value creation potential within our portfolio. The establishment of the Corkscrew Grove Stewardship District and our strategic partnership with the Florida Department of Transportation and its construction contractor to design and construct a wildlife underpass as part of a planned expansion of State Road 82 are significant milestones achieved this year. The entitlement progress with our Bonnett Lake property is also progressing well. There is much for Alico to proud of accomplishing this year.”
Results of Operations

(in thousands, except for per share amounts and percentages)
	Three Months Ended September 30,			Fiscal Years Ended September 30,
	2025	2024	% Change	2025	2024	% Change
Revenue	$802	$935	(14.2)%	$44,066	$46,643	(5.5)%
Net (loss) income attributable to Alico, Inc. common stockholders	(8,493)	$(18,124)	NM	$(147,334)	$6,973	(2212.9)%
(Loss) earnings per diluted common share	(1.11)	$(2.38)	NM	$(19.29)	$0.91	(2219.8)%
EBITDA (1)	$(2,853)	$(18,953)	84.9%	$(5,063)	$29,733	(117.0)%
Adjusted EBITDA (1)	$(2,789)	$(18,953)	85.3%	$22,541	$29,733	(24.2)%
Net cash provided by (used in) operating activities	(2,715)	$(11,777)	76.9%	$20,126	$(30,497)	166.0%

	September 30, 2025	September 30, 2024	$ Change		September 30, 2025	September 30, 2024
Balance Sheet Items
Cash and cash equivalents	$38,128	$3,150	$34,978	Working Capital Ratio	9.56 to 1	3.81 to 1
Current portion of long-term debt	$250	$1,410	$(1,160)	Debt to total assets ratio	0.43 to 1	0.23 to 1
Long-term debt, net	$82,797	$82,313	$484	Net Debt (1)	$47,419	$88,967
Lines of credit	$2,500	$8,394	$(5,894)
Total Alico stockholders’ equity	$103,032	$251,159	$(148,127)

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM = Not meaningful

For the fiscal year ended September 30, 2025, the Company reported a net loss attributable to Alico common stockholders of $(147.3) million, compared to net income attributable to Alico common stockholders of $7.0 million for the fiscal year ended September 30, 2024. The net loss for the fiscal year ended September 30, 2025, is principally attributable to accelerated depreciation of $162.7 million, the impairment of our young trees and the impairment of certain long lived assets at one of our groves, of $25.0 million, as a result of our Strategic Transformation and lower gains on the sale of property and equipment of $21.8 million, for the fiscal year ended September 30, 2025, as compared to

$81.6 million for the fiscal year ended September 30, 2024. This was partially offset by lower inventory adjustments of $9.9 million during the year ended September 30, 2025, compared to $48.1 million for the year ended September 30, 2024, $20.4 million of crop insurance proceeds received during the fiscal year ended September 30, 2025, in connection with Hurricane Milton and a change in income taxes to a benefit of $(38.4) million from a provision of $4.6 million, for the fiscal years ended September 30, 2025 and 2024, respectively. For the fiscal year ended September 30, 2025, the Company had a loss of $(19.29) per diluted common share, compared to earnings of $0.91 per diluted common share for the fiscal year ended September 30, 2024.
When both periods are adjusted for certain items, including the impairment of long-lived assets and restructuring and other changes, the Company had an Adjusted EBITDA loss for the fiscal years ended September 30, 2025 and 2024 of $22.5 million and $29.7 million, respectively.

The majority of the Company’s citrus crop is harvested in the first and second quarters of the fiscal year. Consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters. Working capital requirements are typically greater in the third and fourth quarters of the fiscal year. Because of the seasonality of the business, results for any quarter are not necessarily indicative of the results that may be achieved for the full year ended September 30.

Alico Citrus Division Results
Citrus production for the fiscal years ended September 30, 2025 and 2024 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Fiscal Years Ended September 30,		Change
	2025	2024	Unit	%
Boxes Harvested:
Early and Mid-Season	944	1,194	(250)	(20.9)%
Valencias	1,305	1,855	(550)	(29.6)%
Total Processed	2,249	3,049	(800)	(26.2)%
Fresh Fruit	37	35	2	5.7%
Total	2,286	3,084	(798)	(25.9)%
Pound Solids Produced:
Early and Mid-Season	4,224	5,364	(1,140)	(21.3)%
Valencias	6,622	9,365	(2,743)	(29.3)%
Total	10,846	14,729	(3,883)	(26.4)%
Pound Solids per Box:
Early and Mid-Season	4.47	4.49	(0.02)	(0.4)%
Valencias	5.07	5.05	0.02	0.4%
Price per Pound Solids:
Early and Mid-Season	$3.69	$2.71	$0.98	36.2%
Valencias	$3.64	$2.88	$0.76	26.4%
For the fiscal year ended September 30, 2025, Alico Citrus harvested 2.3 million boxes of fruit, a decrease of 25.9% from the prior year. This decrease in harvested production was driven by an increase in fruit drop driven by Hurricane Milton in October 2024. However, the Company also benefited by its average realized price per pound solids rising from $2.81 per pound solids in the year ended September 30, 2024 to $3.66 per pound solids in year ended September 30, 2025, because of more favorable pricing in one of our contracts with Tropicana.
Land Management and Other Operations Division Results
Land Management and Other Operations includes lease income from farm leases (including leases of our citrus groves), grazing rights and hunting, as well as royalties received for mining and oil extraction rights, and other miscellaneous income.
Gross profit for the Land Management and Other Operations Division increased for the fiscal year ended September 30, 2025, by $1.1 million, compared to the prior year, primarily due to an increase in rock and sand royalty income, sod sales and farm lease revenue, partially offset by lower grazing and hunting lease revenues due to the sale of the Alico Ranch.
Other Corporate Financial Information
General and administrative expenses increased $0.6 million for the year ended September 30, 2025 as compared to the year ended September 30, 2024, driven by the acceleration of depreciation on certain administrative assets and an increase in personnel and legal costs, as a result of our Strategic Transformation, partially offset by lower employee costs associated with our reduced workforce.
Other income, net, for the years ended September 30, 2025 and 2024 was $18.0 million and $78.4 million, respectively. The decrease in other income, net was primarily due to the sale of 2,796 acres of land for approximately $23.8 million which resulted in a gain of $20.3 million, as compared to the year ended September 30, 2024, when we sold approximately 18,354 acres of land for $86.2 million and recognized a gain of $81.4 million (including 17,229 acres of the Alico Ranch to the State of Florida).
Dividend
On October 10, 2025, the Company paid a fourth quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of September 26, 2025.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $49.2 million at September 30, 2025, representing a 9.56 to 1.00 current ratio.
•The Company maintains a solid debt to total assets ratio. At September 30, 2025 and 2024, the ratios were 0.43 to 1.00 and 0.23 to 1.00, respectively.
•Available borrowings under our line of credit were $92.5 million, at September 30, 2025.

Real Estate Development or Land Development

In March 2025, the Company announced the creation of Corkscrew Grove Villages located on approximately 4,600 acres at the northwest corner of Collier County on the border of Lee and Hendry counties. As envisioned, Corkscrew Grove Villages is expected not only to provide future residents with ample opportunities to live, work and play in a growing part of Collier County, but will also enhance public infrastructure, permanently protect thousands of acres of sensitive land, and enhance wetlands and water resources. The villages are anticipated to provide significant economic benefits to the region, and improvements are expected to come at no additional cost to Collier County taxpayers. This plan consists of two 1,500-acre villages accompanied by more than 6,000 acres of permanent conservation areas. There could be approximately 9,000 homes in total, or 4,500 homes per village. Offerings will include a variety of options suitable for working families, essential workers and retirees.

Corkscrew Grove Villages will also include approximately 375 income-restricted units per village, with the goal of ensuring that the local essential workforce will be able to live and work in Collier County. With approximately 560,000 square feet in total commercial space, or 280,000 square feet expected per village, Corkscrew Grove Villages is expected to offer a dynamic blend of retail, dining, office, medical and light industrial opportunities. Designed as a complete, connected community, Alico plans to thoughtfully integrating residential, commercial and civic spaces to create a place where people can live and work, all aiming to ease traffic congestion and enhance convenience. Collier County and Southwest Florida continue to experience significant growth, particularly in eastern Collier County. We believe Corkscrew Grove Villages are ideally situated at the intersection of Collier, Lee and Hendry counties, providing future residents with easy access to Naples, Fort Myers, Miami and Tampa through links to I-75 in Collier and Lee counties and State Road 80 in Hendry County.

Alico launched its multi-year entitlement approval effort for Corkscrew Grove Villages by submitting an application to Collier County for local approval for the first of two villages. While the long-term vision for Corkscrew Grove Villages includes two villages, Alico’s current application with Collier County only seeks approval for the East Village as a first step. This process is anticipated to take approximately one year, with the final decision by the Collier Board of County Commissioners expected in 2026. Additionally, Alico has submitted permits to the South Florida Water Management District and the U.S. Army Corps of Engineers for both villages which are undergoing agency review; timing and outcomes remain uncertain. Construction on the first village could begin in 2028 or 2029, if all approvals are granted.

As part of the Company’s long-term planning efforts, Alico took the proactive step in January 2025 to seek legislative approval from the Florida Legislature to establish the Corkscrew Grove Stewardship District, and in June 2025 it was established. The Corkscrew Grove Stewardship District assists Alico in its efforts to effectively finance infrastructure, help restore and manage natural areas and oversee the administration of the master planned communities and lands within the District. Stewardship districts like The Corkscrew Grove Stewardship District are special districts authorized to plan, finance, construct, operate and maintain public infrastructure in planned developments. These kinds of districts are common, and are used in a variety of communities, such as Ave Maria and Lakewood Ranch, to support high-quality and efficient infrastructure. Stewardship districts are created around the concept of growth paying for itself.

In November 2025, the Company announced a strategic partnership with the Florida Department of Transportation (“FDOT”) and its construction contractor to design and construct a wildlife underpass as part of a planned expansion of State Road 82 to four lanes in Collier County. The wildlife underpass will align with a proposed wildlife corridor connected to the Company’s Corkscrew Grove Villages project. Alico has committed approximately $5 million toward design and construction costs related to the wildlife underpass. Construction of the underpass is expected to begin before the end of 2025, subject to final approvals, in conjunction with the current State Road 82 widening project, with work currently expected to be completed in 2027. Alico plans to support construction through the Corkscrew Grove Stewardship District and expects to be reimbursed for these costs by the District once it raises funds.

Alico remains deeply committed to regional conservation efforts and has a long history of working with state and local governments, as well as environmental organizations to protect environmentally sensitive land. Over the past 40 years, Alico has transferred lands that have become part of the Corkscrew Regional Ecosystem Watershed (CREW), Tiger Creek Preserve and Okaloacoochee Slough Wildlife Management Area. Alico’s legacy of commitment to conservation continues as part of the Corkscrew Grove Villages project as we place another 6,000 acres of sensitive land into permanent conservation.

In 2023, Alico sold more than 17,000 acres of land, commonly referred to as Devil’s Garden, to the Florida Department of Environmental Protection as part of the Florida Forever program. Located in Hendry County, the Devil’s Garden provides critical connectivity between existing conservation lands. Since Devil’s Garden was added to the Florida Forever Priority List in 2003, Alico has either sold or entered into easements to protect more than 46,807 acres. This land, combined with the more than 6,000 acres expected to be placed in conservation as part of the Corkscrew Grove Villages proposal, supports the implementation of the Florida Wildlife Corridor.

Alico’s regional conservation strategy is also consistent with the Collier Rural Land Stewardship Area (the “RLSA”). The RLSA is a planning and zoning overlay district approved by Collier County in 2002 for approximately 185,000 acres of land in eastern Collier County. The RLSA is an innovative, incentive-based approach to planning and implementing sustainable long-term growth in rural regions. The program has received national recognition and served as a model for rural lands stewardship program elsewhere in Florida. Specifically, both Stewardship Sending Area 11 and SSA 22 permanently preserve significant segments of the Florida Wildlife Corridor, with SSA 22 adding 1,295 acres and being approximately 2.8 miles long, north to south, and more than 1.8 miles wide at its widest point with an average width of 0.7 miles. This critical portion of the Florida Wildlife Corridor is expected to be added at no cost to the taxpayer.

Conference Call Information

The Company will host a conference call to discuss its financial results on November 25, 2025, at 8:30 am Eastern Time. Interested parties may join the conference call by dialing 1-800-245-3047 in the United States and 1-203-518-9765 from outside of the United States. The participant identification to join the conference call is “ALICO”. A telephone replay will be available approximately three hours after the call concludes, and will be available through December 9, 2025. Listeners in the United States may dial 1-844-512-2921 and international listeners may dial 1-412-317-6671. The passcode for the playback is 11159968.
About Alico
Alico, Inc. (Nasdaq: ALCO) is a Florida-based agribusiness and land management company with over 125 years of experience. Following its strategic transformation in 2025, Alico operates as a diversified land company with approximately 49,537 acres across 8 Florida counties as of September 30, 2025. The Company focuses on strategic land development opportunities and diversified agricultural operations, leveraging its extensive land portfolio to create long-term shareholder value while maintaining its commitment to responsible land stewardship and conservation. Learn more about Alico at www.alicoinc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding the Company’s strategy and expectations with respect to its Strategic Transformation; ability to meet its expected operating expenses through fiscal year 2027; the future use and estimated value of the Company’s land holdings and expected proceeds from land sales; expected future profitable growth; plans and timing for commercial and residential development related to the Corkscrew Grove Villages, including expected construction on the first village to begin in 2028 or 2029; the status, timing and outcomes of regulatory approvals, permits and other governmental reviews, including with the South Florida Water Management District, the U.S. Army Corps of Engineers and Collier County; activities of and financing through the Corkscrew Grove Stewardship District; improvements expected to come at no additional cost to Collier County taxpayers; expected benefits of Corkscrew Grove Villages to future residents and the region; the design, construction and timing of the State Road 82 wildlife underpass; conservation plans and areas expected to be placed into permanent conservation; and any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “if,” “will,” “should,” “expects,” “plans,” “hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: our ability to successfully develop and execute our strategic growth initiatives, including the Strategic Transformation; our plan to wind down our citrus production operations to focus on our long-term diversified land usage and real estate development strategy; our ability to secure necessary regulatory approvals and permits for land development projects, effectively manage and allocate resources to new business initiatives; attract and retain skilled personnel with expertise in diversified land usage and real estate development; navigate potential market fluctuations and economic conditions; maintain strong relationships with lenders and continue to satisfy covenants and conditions under current loan agreements and address potential environmental and zoning issues, and other challenges inherent in real estate development; our ability to increase our revenues from land usage and real estate development; adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms; risks related to our expected significant revenue shift to real estate development and diversified farming operations; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; our ability to use our net operating loss carryforwards and certain other tax attributes; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for land sales, leasing and development activities, as well as any remaining agricultural products; climate change, or legal, regulatory, or market measures to address climate change; Environmental, Social and Governance issues, including those related to our workforce and sustainability; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting; macroeconomic conditions, such as rising inflation, the deadly conflicts in Ukraine and Israel and government shut down; system security risks, data protection breaches, cybersecurity incidents and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and certain of the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" to be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2025 that will be filed with the Securities and Exchange Commission (the “SEC”). Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.

Investor Relations

John Mills
ICR
(646) 277-1254
InvestorRelations@alicoinc.com

Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$38,128	$3,150
Accounts receivable, net	1,014	771
Inventories	4,220	30,084
Income tax receivable	338	1,958
Assets held for sale	9,176	3,106
Prepaid expenses and other current assets	2,043	1,558
Total current assets	54,919	40,627
Restricted cash	762	248
Property and equipment, net	142,065	352,733
Goodwill	2,246	2,246
Other non-current assets	1,535	2,865
Total assets	$201,527	$398,719

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$403	$3,362
Accrued liabilities	4,563	5,366
Current portion of long-term debt	250	1,410
Other current liabilities	527	513
Total current liabilities	5,743	10,651
Long-term debt, net	82,797	82,313
Lines of credit	2,500	8,394
Deferred income tax liabilities, net	2,455	40,873
Other liabilities	38	193
Total liabilities	93,533	142,424
Commitments and Contingencies (Note 15)
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,645,360 and 7,628,639 shares outstanding at September 30, 2025 and September 30, 2024, respectively	8,416	8,416
Additional paid in capital	20,410	20,184
Treasury stock, at cost, 770,785 and 787,506 shares held at September 30, 2025 and September 30, 2024, respectively	(26,185)	(26,694)
Retained earnings	100,391	249,253
Total Alico stockholders’ equity	103,032	251,159
Noncontrolling interest	4,962	5,136
Total stockholders’ equity	107,994	256,295
Total liabilities and stockholders’ equity	$201,527	$398,719

ALICO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended September 30,
	2025	2024
Operating revenues:
Alico Citrus	$41,337	$45,059
Land Management and Other Operations	2,729	1,584
Total operating revenues	44,066	46,643
Operating expenses:
Alico Citrus	235,841	102,628
Land Management and Other Operations	419	398
Total operating expenses	236,260	103,026
Gross loss	(192,194)	(56,383)
General and administrative expenses	11,707	11,071
Loss from operations	(203,901)	(67,454)
Other income (expense), net:
Interest income	793	385
Interest expense	(4,848)	(3,538)
Gain on sale of property and equipment	21,769	81,559
Other income, net	256	—
Total other income, net	17,970	78,406
(Loss) income before income taxes	(185,931)	10,952
Income tax (benefit) provision	(38,423)	4,597
Net (loss) income	(147,508)	6,355
Net loss attributable to noncontrolling interests	174	618
Net (loss) income attributable to Alico, Inc. common stockholders	$(147,334)	$6,973
Per share information attributable to Alico, Inc. common stockholders:
(Loss) earnings per common share:
Basic	$(19.29)	$0.91
Diluted	$(19.29)	$0.91
Weighted-average number of common shares outstanding:
Basic	7,639	7,622
Diluted	7,639	7,622

Cash dividends declared per common share	$0.20	$0.20

ALICO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended September 30,
	2025	2024
Net cash provided by (used in) operating activities:
Net (loss) income	$(147,508)	$6,355
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	176,639	15,010
Debt issue costs expense	292	209
Deferred income tax (benefit) provision	(38,418)	4,463
Gain on sale of property and equipment	(21,769)	(81,559)
Impairment of long-lived assets	24,966	—
Inventory net realizable value adjustment	9,895	48,099
Loss on early extinguishment of debt	771	—
Loss on disposal of property and equipment	780	6,990
Stock-based compensation expense	735	719
Other, net	202	59
Changes in operating assets and liabilities:
Accounts receivable	(243)	(59)
Inventories	15,969	(26,258)
Prepaid expenses	(487)	160
Income tax receivable	1,620	(758)
Other assets	(134)	(142)
Accounts payable and accrued liabilities	(3,312)	(3,369)
Other liabilities	128	(416)
Net cash provided by (used in) operating activities	20,126	(30,497)

Cash flows from investing activities:
Purchases of property and equipment	(5,504)	(17,871)
Proceeds from sale of property and equipment	29,078	86,444
Other, net	570	(395)
Net cash provided by investing activities	24,144	68,178

Cash flows from financing activities:
Repayments on revolving lines of credit	(25,194)	(53,262)
Borrowings on revolving lines of credit	19,300	36,934
Principal payments on term loans	(11,356)	(20,491)
Borrowings on term loans	10,000	—
Capital contributions received from non-controlling interests	—	368
Dividends paid	(1,528)	(1,524)
Net cash used in financing activities	(8,778)	(37,975)

Net increase (decrease) in cash and cash equivalents and restricted cash	35,492	(294)
Cash and cash equivalents and restricted cash at beginning of the period	3,398	3,692

Cash and cash equivalents and restricted cash at end of the period	$38,890	$3,398

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$3,915	$3,848
Cash (received) paid for income taxes, net of refunds	$(1,624)	$890

Supplemental disclosure of non-cash investing and financing activities:
Dividends declared but unpaid	$382	$381

Non-GAAP Financial Measures

In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Beginning with the period ended June 30, 2025, we revised the calculation of Adjusted EBITDA to better reflect the underlying performance of the business in light of the Strategic Transformation and changes to our model and operating strategy. Specifically, we now adjust for impairment of long-lived assets and restructuring and other charges, and have determined not to adjust for inventory net realizable value, gain or sale of property and equipment, or other historical adjustments. Prior periods in 2024 presented below have been recast to conform to the current period presentation. This change (decreases) increases Adjusted EBITDA by ($19.6 million) and $33.5 million for the three and year ended September 30, 2024, respectively. As we advance our long-term diversified land and real estate strategy, we believe that this change provides a clearer view of our core operating results.

Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance, in the case of EBITDA, Adjusted EBITDA, and liquidity, in the case of Net Debt, of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as
EBITDA as further adjusted for impairment of long-lived assets and restructuring and other charges. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash.

EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended September 30,		Years Ended September 30,
	2025	2024	2025	2024

Net (loss) income attributable to Alico, Inc. common stockholders	$(8,493)	$(18,124)	$(147,334)	$6,973
Interest expense, net	1,350	602	4,055	3,153
Income tax (benefit) provision	(1,549)	(5,124)	(38,423)	4,597
Depreciation, depletion and amortization	5,839	3,693	176,639	15,010
EBITDA	(2,853)	(18,953)	(5,063)	29,733
Non-GAAP Adjustments:
Impairment of long-lived assets	—	—	24,966	—
Restructuring and other charges	64	—	2,638	—
Adjusted EBITDA	$(2,789)	$(18,953)	$22,541	$29,733

Net Debt

(in thousands)
	Years Ended September 30,
	2025	2024
Current portion of long-term debt	$250	$1,410
Long-term debt, net	82,797	82,313
Lines of credit	2,500	8,394
Total Debt	85,547	92,117
Less: Cash	(38,128)	(3,150)
Net Debt	$47,419	$88,967

Source: Alico, Inc.